Exhibit 11.1

INSIDER TRADING POLICY

EFFECTIVE AS OF: 2025-01-01

Oatly Group AB (publ) (the “Company”)
Reg. No. 559081-1989
Ångfärjekajen 8, 211 19 Malmö

POLICY OWNER: THE LEGAL DEPARTMENT

Reviewed: Annually

Exhibit 11.1

1.
INTRODUCTION

Preventing insider trading is necessary to comply with securities laws and to preserve the reputation and integrity of the Company as well as that of all persons affiliated with the Company.

“Insider trading” occurs when any person purchases or sells a security while in possession of inside information relating to the security or the issuer of the security. As explained in Section 3 below, “inside information” is information that is both “material” and “non-public”.

Insider trading is a crime. The penalties for violating insider trading laws include imprisonment, disgorgement of profits, civil fines and significant criminal fines. Insider trading is also prohibited by this insider trading policy (the “Policy”), and violation of this Policy may result in Company-imposed sanctions, including termination of employment for cause.

This Policy applies to all officers, directors, employees and consultants of the Company. Covered Persons (as defined below) are responsible for ensuring that members of their households also comply with this Policy, as well as other family members of a Covered Person whose trading is directed by such Covered Person or is subject to the Covered Person’s influence or control (such as parents or children who consult with them before they trade). This Policy also applies to any entities controlled by individuals subject to the Policy, including any corporations, limited liability companies, partnerships or trusts (such entities, together with all officers, directors, employees and consultants of the Company, are defined as the “Covered Persons”), and transactions by these entities should be treated for the purposes of this Policy and applicable securities laws as if they were for the individual’s own account.

This Policy extends to all activities within and outside an individual’s Company duties. Every officer, director, employee and consultant must review this Policy. Questions regarding the Policy should be directed to the Company’s General Counsel.

This Policy addresses compliance with applicable U.S. laws. Many other laws, including without limitation the laws of Sweden, may also be implicated by trading in the securities of the Company.

2.
INSIDER TRADING PROHIBITION

No officer, director, employee or consultant shall purchase or sell any type of security while in possession of material, non-public information relating to the security or its issuer, whether the issuer of such security is the Company or any other company. For example, if an officer, director, employee or consultant learns material non-public information about another company with which the Company does business, including a business partner, that person may not trade in such other company’s securities until the information becomes public or is no longer material. In addition, no officer, director, employee or consultant shall purchase or sell any security of any other company, including another company in the Company’s industry, on the basis of material non-public information obtained in the course of their employment or service with the Company.

The above prohibitions do not apply to the following “permitted transactions”:

(a)
purchases of the Company’s securities by a Covered Person from the Company or sales of the Company’s securities by a Covered Person to the Company;
(b)
exercises of stock options or other equity awards or the surrender of shares to the Company in payment of the exercise price or in satisfaction of any tax withholding obligations in a manner permitted by the applicable equity award agreement, or vesting of equity-based awards, that in each case do not involve a market sale of the Company’s securities (the “cashless exercise” of a Company stock option through a broker does involve a market sale

Exhibit 11.1

of the Company’s securities, and therefore would not qualify under this exception);
(c)
bona fide gifts to third parties not controlled by or under common control with the Covered Person of the Company’s securities, unless the person giving the gift knows, or is reckless in not knowing, that the recipient intends to sell the securities while the donor is in possession of material non-public information about the Company; or
(d)
purchases or sales of the Company’s securities made under a properly established plan under “Rule 10b5-1” promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as described in greater detail under Section 6 below.

In addition, no officer, director, employee or consultant shall directly or indirectly communicate or “tip” material, non-public information to anyone outside of the Company (except in accordance with the Company’s policies regarding the protection or authorized external disclosure of Company information), including family or friends, or to anyone within the Company or recommend to anyone the purchase or sale of securities based on material, non-public information. This practice, known as “tipping”, violates the securities laws and can result in the same civil and criminal penalties that apply to insider trading, even if the “tipper” does not trade or gain any benefit from another individual’s trading.

3.
EXPLANATION OF INSIDER TRADING

“Insider trading” refers to the purchase or sale of a security while in possession of “material”, “non-public” information relating to the security or its issuer.

“Securities” include stocks, bonds, notes, debentures, options, warrants and other convertible securities, as well as derivative instruments.

“Purchase” and “sale” are defined broadly under the federal securities law. “Purchase” includes not only the actual purchase of a security, but any contract to purchase or otherwise acquire a security. “Sale” includes not only the actual sale of a security, but any contract to sell or otherwise dispose of a security.

These definitions extend to a broad range of transactions, including conventional cash-for-stock transactions, conversions, the exercise of stock options, and acquisitions and exercises of warrants, puts, calls or other derivative securities.

3.1.
Material Facts

The materiality of a fact depends upon the circumstances. A fact is considered “material” if:

(a)
there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision;
(b)
it would significantly alter the total mix of information available to investors; or
(c)
if the fact is likely to have an effect, whether positively or negatively, on the market price of the security.

Material information can be positive or negative and can relate to virtually any aspect of a company’s business or to any type of security, debt or equity.

Examples of material information include, but are not limited to, information about:

(a)
financial information, including corporate earnings or earnings forecasts;
(b)
possible mergers, acquisitions, tender offers, joint ventures, dispositions or changes in assets;

Exhibit 11.1

(c)
major new products or product developments;
(d)
important business developments such as major contract awards or cancellations;
(e)
incidents involving cybersecurity, data protection or personally identifiable information;
(f)
developments regarding the Company’s intellectual property portfolio;
(g)
management or control changes;
(h)
changes in the outside auditor or notification by the auditor that the Company may no longer rely on an auditor’s report;
(i)
significant borrowing or financing developments including pending public sales or offerings of debt or equity securities;
(j)
defaults on borrowings;
(k)
bankruptcies; and
(l)
significant litigation or regulatory actions.

Moreover, material information does not have to be related to a company’s business. For example, the contents of a forthcoming newspaper column that is expected to affect the market price of a security can be material.

A good general rule of thumb: When in doubt, do not trade.

3.2.
Non-Public Information

Information is “non-public” if it is not available to the general public. In order for information to be considered public, it must be widely disseminated in a manner making it generally available to investors through, for example:

(a)
such media as Dow Jones, Business Wire, Reuters, The Wall Street Journal, Associated Press or United Press International;
(b)
a broadcast on widely available radio or television programs;
(c)
publication in a widely available newspaper, magazine or news website;
(d)
a Regulation FD-compliant conference call; or
(e)
public disclosure documents filed with the U.S. Securities and Exchange Commission (“SEC”) that are available on the SEC’s website.

The investing public must have had time to absorb the information fully (as reflected in the trading price of the applicable security). For purposes of this Policy, information will be presumed to be generally available to the public when two full trading days following publication have elapsed.

The circulation of rumors, even if accurate and reported in the media, does not constitute effective public dissemination.

If, for example, the Company was to make an announcement on a Monday prior to 9:30 a.m. Eastern time, the information would be deemed public after the close of trading on Tuesday. If an announcement was made on a Monday after 9:30 a.m. Eastern time, the information would be deemed public after the close of trading on Wednesday. If you have any question as to whether information is publicly available, please direct an inquiry to the Company’s General Counsel.

Exhibit 11.1

3.3.
Insider

“Insiders” include officers, directors, employees and consultants of a company and anyone else who has material non-public information about a company.

Insiders have independent fiduciary duties to their company and its shareholders not to trade on material, non-public information relating to the company’s or another company’s securities. All officers, directors, employees and consultants of the Company should consider themselves insiders with respect to material, non-public information about the Company’s business, activities and securities.

Covered Persons are responsible for ensuring that members of their households also comply with this Policy, as well as other family members whose trading is directed by such Covered Person or is subject to their influence or control (such as parents or children who consult with them before they trade).

3.4.
Trading by Persons Other than Insiders

Insiders may be liable for communicating or tipping material, non-public information to a third party (a “Tippee”), and insider trading violations are not limited to trading or tipping by insiders. Persons other than insiders can also be liable for insider trading, including Tippees who trade on material, non-public information tipped to them or individuals who trade on material, non-public information that has been misappropriated.

Tippees inherit an insider’s duties and are liable for trading on material, non-public information illegally tipped to them by an insider. Similarly, just as insiders are liable for the insider trading of their Tippees, so are Tippees who pass the information along to others who trade. In other words, a Tippee’s liability for insider trading is no different from that of an insider. Tippees can obtain material, non-public information by receiving overt tips from others or through, among other things, conversations at social, business or other gatherings.

3.5.
Examples of Insider Trading

Examples of insider trading cases include actions brought against:

(a)
corporate officers, directors, employees and consultants who traded in a company’s securities after learning of significant confidential corporate developments;
(b)
friends, business associates, family members and other Tippees of such officers, directors, employees and consultants who traded in the securities after receiving such information;
(c)
government employees who learned of such information in the course of their employment; and
(d)
other persons who misappropriated, and took advantage of, confidential information from their employers.
4.
PENALTIES FOR ENGAGING IN INSIDER TRADING

Penalties for trading on or tipping material, non-public information can extend significantly beyond any profits made or losses avoided, both for individuals engaging in such unlawful conduct and their employers. The SEC and Department of Justice have made the civil and criminal prosecution of insider trading violations a top priority. Enforcement remedies available to the government or private plaintiffs under the federal securities laws include:

Exhibit 11.1

(a)
SEC administrative sanctions;
(b)
securities industry self-regulatory organization sanctions;
(c)
civil injunctions;
(d)
damage awards to private plaintiffs;
(e)
disgorgement of all profits;
(f)
civil fines for the violator of up to three times the amount of profit gained or loss avoided;
(g)
civil fines for the employer or other controlling person of a violator (i.e. where the violator is an employee or other controlled person) of up to the greater of USD 2,479,282 (subject to adjustment for inflation) or three times the amount of profit gained or loss avoided by the violator;
(h)
criminal fines for individual violators of up to USD 5,000,000 (USD 25,000,000 for an entity); and
(i)
jail sentences of up to 20 years.

In addition, insider trading could result in serious sanctions by the Company, including dismissal. Insider trading violations are not limited to violations of the federal securities laws. Other federal and state civil or criminal laws, such as laws prohibiting mail and wire fraud and the Racketeer Influenced and Corrupt Organizations Act, may also be violated in connection with insider trading.

The size of the transaction or the amount of profit received does not have to be significant to result in prosecution. The SEC has the ability to monitor even the smallest trades, and the SEC performs routine market surveillance.

5.
PROCEDURES PREVENTING INSIDER TRADING

The following procedures have been established, and will be maintained and enforced, by the Company to prevent insider trading. Every officer, director, employee and consultant is required to follow these procedures.

5.1.
Pre-Clearance of All Trades by All Officers, Directors and Certain Designated Employees and Consultants

To provide assistance in preventing inadvertent violations of applicable securities laws and to avoid the appearance of impropriety in connection with the purchase and sale of the Company’s securities, all transactions in the Company’s securities (including without limitation, acquisitions and dispositions of Company stock, gifts, the exercise of stock options and the sale of Company stock issued upon exercise of stock options) by officers, directors and such other employees and consultants as are designated from time to time by the Company’s board of directors (the “Board”), the CEO, the CFO or the General Counsel as being subject to this pre-clearance process (each, a “Pre-Clearance Person”) must be pre-cleared by the General Counsel. Pre-clearance does not relieve anyone of his or her responsibility under SEC rules.

For the avoidance of doubt, any designation by the Board of the officers, directors, employees and consultants who are subject to pre-clearance may be updated from time to time by the CEO, the CFO or the General Counsel.

A request for pre-clearance must be in writing (including without limitation by e-mail), should be made at least two business days in advance of the proposed transaction and should include:

Exhibit 11.1

(a)
the identity of the Pre-Clearance Person;
(b)
the type of proposed transaction (for example, an open market purchase, a privately negotiated sale, gift, an option exercise, etc.);
(c)
the proposed date of the transaction; and
(d)
the number of shares, options or other securities to be involved.

In addition, unless otherwise determined by the General Counsel, the Pre-Clearance Person must execute a certification (in the form approved by the General Counsel) that he or she is not aware of material, non-public information about the Company.

The General Counsel shall have sole discretion to decide whether to clear any contemplated transaction, provided that the CFO shall have sole discretion to decide whether to clear transactions by the General Counsel or persons or entities subject to this Policy as a result of their relationship with the General Counsel.

All trades that are pre-cleared must be effected within three business days of receipt of the pre-clearance unless a specific exception has been granted by the General Counsel (or the CFO, in the case of the General Counsel or persons or entities subject to this Policy as a result of their relationship with the General Counsel). A pre-cleared trade (or any portion of a pre-cleared trade) that has not been effected during the three business day period must be pre-cleared again prior to execution.

Notwithstanding receipt of pre-clearance, if the Pre-Clearance Person becomes aware of material, non-public information or becomes subject to a blackout period before the transaction is effected, the transaction may not be completed.

5.2.
Blackout Periods

No officers, directors or such other employees and consultants as are designated from time to time by the Board, the CEO, the CFO or the General Counsel as being subject to quarterly blackout periods shall purchase or sell any security of the Company during the period beginning at 11:59 p.m., Eastern time, on the 14th calendar day before the end of any fiscal quarter of the Company and ending upon completion of the second full trading day after the public release of earnings data for such fiscal quarter or during any other trading suspension period declared by the Company, except for the permitted transactions described in Section 2.

For example, if the Company’s fourth fiscal quarter ends at 11:59 p.m., Eastern time, on December 31, the corresponding blackout period would begin at 11:59 p.m., Eastern time, on December 17 and end at the close of trading on the second full trading day after the public release of earnings data for such fiscal quarter.

For the avoidance of doubt, any designation by the Board of the officers, directors, employees and consultants who are subject to quarterly blackout periods may be updated from time to time by the CEO, the CFO or the General Counsel.

The safest period for trading in the Company’s securities, assuming the absence of material, non-public information, is generally the first ten trading days following the end of a blackout period discussed above. This is because officers, directors, employees and consultants will, as any quarter progresses, be increasingly likely to possess material, non-public information about the expected financial results for that quarter.

Exceptions to the blackout period policy may be approved only by the General Counsel (or, in the case of an exception for the General Counsel or persons or entities subject to this policy as a result of their relationship with the General Counsel, the CFO).

Exhibit 11.1

From time to time, an event or development may occur that is material to the Company and is known by only a few directors, officers, employees or consultants (which may include pending announcement of a share repurchase plan or any amendments thereto). The Company, through the Board, the Company’s disclosure committee, the General Counsel or the CFO, may determine that officers, directors, employees, consultants or others shall suspend trading in the Company’s securities because of such events or developments that have not yet been disclosed to the public. Subject to the exceptions noted above, all those affected should not trade in the Company’s securities while the suspension is in effect and should not disclose to others that the Company has suspended trading.

5.3.
Post-Termination Transactions

If an individual is in possession of material, non-public information when his or her service terminates, that individual may not trade in the Company’s securities until that information has become public or is no longer material.

6.
ADDITIONAL PROHIBITED TRANSACTIONS

The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this Policy engage in certain types of transactions. Therefore, officers, directors, employees and consultants shall comply with the following policies with respect to certain transactions in the Company securities.

6.1.
Short Sales

Short sales of the Company’s securities evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller has no confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve the Company’s performance. For these reasons, short sales of the Company’s securities are prohibited by this Policy.

6.2.
Options

A transaction in options is, in effect, a bet on the short-term movement of the Company’s stock and therefore creates the appearance that an officer, director, employee or consultant is trading based on inside information. Transactions in options, whether traded on an exchange, on any other organized market or on an over-the-counter market, also may focus an officer’s, director’s, employee’s or consultant’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in puts, calls or other derivative securities involving the Company’s equity securities, on an exchange, on any other organized market or on an over-the-counter market, are prohibited by this Policy.

6.3.
Hedging Transactions

Purchasing financial instruments, such as prepaid variable forward contracts, equity swaps, collars, and exchange funds, or otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s equity securities, may cause an officer, director, employee or consultant to no longer have the same objectives as the Company’s other shareholders. Therefore, all such transactions involving the Company’s equity securities, whether such securities were granted as compensation or are otherwise held, directly or indirectly, are prohibited by this Policy.

Exhibit 11.1

6.4.
Purchases of the Company’s Securities on Margin; Pledging the Company’s Securities to Secure Margin or Other Loans

Purchasing on margin means borrowing from a brokerage firm, bank or other entity in order to purchase the Company’s securities (other than in connection with a cashless exercise of stock options through a broker under the Company’s equity plans). Officers, directors, employees and consultants are prohibited from purchasing the Company’s securities on margin, i.e. holding the Company’s securities in a “margin account” (which would allow you to borrow against your holdings to buy securities), or otherwise pledging the Company’s securities to secure loans, unless the transaction is preapproved by (i) the Company’s audit committee, in case of officers and directors, or (ii) the Company’s General Counsel or CFO for employees. All requests for preapproval should be submitted at least ten days prior to the proposed date of execution of the margin purchase or pledge. Any officer, director, employee or consultant who intends to pledge the Company’s securities must clearly demonstrate the financial capacity to repay the loan without resort to the pledged securities.

7.
RULE 10b5-1 TRADING PLANS
7.1.
Overview

Rule 10b5-1 provides an affirmative defense from insider trading liability under the U.S. securities laws for transactions executed under a previously established contract, plan or instruction that meets certain requirements under Rule 10b5-1. Transactions that are executed pursuant to a written plan that is adopted and operated in compliance with Rule 10b5-1 (a “Rule 10b5-1 Trading Plan”) will be exempt from the trading restrictions set forth in this Policy. To comply with this Policy, each such Rule 10b5-1 Trading Plan, and any proposed modification or termination thereof, must:

(a)
meet the requirements of Rule 10b5-1;
(b)
be submitted to the Company’s General Counsel at least five business days prior to entry into the Rule 10b5-1 Trading Plan; and
(c)
be pre-approved by the Company’s General Counsel, or such other person as the Board may designate from time to time (the “Authorizing Officer”), who may impose such conditions on the implementation and operation of the Rule 10b5-1 Trading Plan as the Authorizing Officer deems necessary or advisable.

However, compliance of the Rule 10b5-1 Trading Plan to the terms of Rule 10b5-1 and the execution of transactions pursuant to the Rule 10b5-1 Trading Plan are the sole responsibility of the person entering into, modifying, or terminating the Rule 10b5-1 Trading Plan, not the Company or the Authorizing Officer.

Rule 10b5-1 presents an opportunity for insiders to establish arrangements to sell or purchase Company stock without the restrictions of trading windows and blackout periods, even when he or she has material, non-public information. A Rule 10b5-1 Trading Plan may also help reduce negative publicity that may result when key executives or directors sell the Company’s stock. Rule 10b5-1 only provides an “affirmative defense” in the event there is an insider trading lawsuit. It does not prevent someone from bringing a lawsuit.

A director, officer, employee or consultant may enter into a Rule 10b5-1 Trading Plan only in good faith and when he or she is not in possession of material, non-public information and only during a trading window period outside of the trading blackout period.

The Company reserves the right from time to time to suspend, discontinue or otherwise prohibit any

Exhibit 11.1

transaction in the Company’s securities, even pursuant to a previously approved Rule 10b5-1 Trading Plan, if the Authorizing Officer or the Board, in its discretion, determines that such suspension, discontinuation or other prohibition is in the best interests of the Company. Any Rule 10b5-1 Trading Plan submitted for approval hereunder should explicitly acknowledge the Company’s right to prohibit transactions in the Company’s securities. Failure to discontinue purchases and sales as directed shall constitute a violation of the terms of this Section 7 and result in a loss of the exemption set forth herein.

A Rule 10b5-1 Trading Plan must include a minimum “cooling-off period” between the establishment of the Rule 10b5-1 Trading Plan and commencement of any transactions under such plan for:

(a)
directors and officers that extends to the later of 90 days after adoption or modification of a Rule 10b5-1 Trading Plan or two business days after filing or furnishing, as applicable, the Form 20-F or Form 6-K covering the fiscal quarter in which the Rule 10b5-1 Trading Plan was adopted or modified, as applicable, up to a maximum of 120 days; and
(b)
employees who are not officers and any other persons, other than the Company, that extends 30 days after adoption or modification of a Rule 10b5-1 Trading Plan.

For purposes of this Section 7, “officers” refer to those individuals who meet the definition of “officer” under Section 16 of the Exchange Act.

Individuals may not adopt more than one Rule 10b5-1 Trading Plan at a time or maintain overlapping Rule 10b5-1 Trading Plans except under the limited circumstances permitted by Rule 10b5-1 and subject to pre-approval by the Authorizing Officer.

For clarity, the requirements of this Section 7 do not apply to any Rule 10b5-1 Trading Plan entered into by a private equity firm or other similar entity with which a director is affiliated. It is the responsibility of each such venture capital partnership or other entity, in consultation with their own counsel (as appropriate), to comply with applicable securities laws in connection with any Rule 10b5-1 Trading Plan.

7.2.
Terminations of and Modifications to Rule 10b5-1 Trading Plans

Modifications to or terminations of Rule 10b5-1 Trading Plans must be carefully considered and generally are discouraged absent compelling circumstances. In all cases, any modification to or termination of a Rule 10b5-1 Trading Plan must also comply with all of the requirements set forth in this Policy, including pre-clearance, occurrence outside of a blackout period and compliance with any required cooling-off period under Rule 10b5-1.

Please note that modification or termination of a Rule 10b5-1 Trading Plan can result in the loss of an affirmative defense for past or future transactions under a Rule 10b5-1 Trading Plan. You should consult with your own legal counsel before deciding to modify or terminate a Rule 10b5-1 Trading Plan.

Under certain circumstances, a Rule 10b5-1 Trading Plan must be terminated. This may include circumstances such as the announcement of a merger or the occurrence of an event that would cause the transaction either to violate the law or to have an adverse effect on the Company. The Authorizing Officer or administrator of the Company’s stock plans is authorized to notify the broker in such circumstances, thereby insulating the insider in the event of termination.

7.3.
Discretionary Rule 10b5-1 Trading Plans

Although non-discretionary Rule 10b5-1 Trading Plans, where neither the participant nor the broker generally has discretion or control over trading, are preferred, discretionary Rule 10b5-1 Trading Plans, where the discretion or control over trading is transferred to a broker, are permitted if pre- approved by the

Exhibit 11.1

Authorizing Officer.

The Authorizing Officer must pre-approve any Rule 10b5-1 Trading Plan, arrangement or trading instructions etc., involving potential sales or purchases of the Company’s stock or option exercises, including but not limited to, blind trusts, discretionary accounts with banks or brokers or limit orders. The actual transactions effected pursuant to a pre-approved discretionary Rule 10b5-1 Trading Plan will not be subject to further pre-clearance for transactions in the Company’s stock once the Rule 10b5-1 Trading Plan has been pre-approved.

7.4.
Reporting

If required, an SEC Form 144 will be filled out and filed by the individual/brokerage firm in accordance with the existing rules regarding Form 144 filings. A footnote at the bottom of the Form 144 should indicate that the trades are in accordance with a Rule 10b5-1 Trading Plan that complies with Rule 10b5-1 adopted on a specific date and expires at the relevant expiration date.

7.5.
Options

Exercises of options by means of a cash payment may be executed at any time. “Cashless exercise” option exercises through a broker are subject to the trading windows described in this Policy, unless pursuant to a Rule 10b5-1 Trading Plan. If a broker is required to execute a cashless exercise in accordance with a Rule 10b5-1 Trading Plan, then the Company must have exercise forms attached to the Rule 10b5-1 Trading Plan that are signed, undated and with the number of shares to be exercised left blank. Once a broker determines that the time is right to exercise the option and dispose of the shares in accordance with the Rule 10b5-1 Trading Plan, the broker will notify the Company in writing and the administrator of the Company’s stock plans will fill in the number of shares and the date of exercise on the previously signed exercise form. The insider should not be involved with this part of the exercise.

7.6.
Trades Outside of a Rule 10b5-1 Trading Plan

During an open trading window, trades outside an existing Rule 10b5-1 Trading Plan are allowed as long as the Rule 10b5-1 Trading Plan continues to be followed in accordance with the requirements of such plan and Rule 10b5-1 and such outside trades receive the necessary pre- clearance.

7.7.
Public Disclosure

The Company reserves the right to publicly disclose, announce, or respond to inquiries from the media regarding the adoption, modification, or termination of a Rule 10b5-1 Trading Plan and non-Rule 10b5-1 trading arrangements, or the execution of transactions made under a Rule 10b5-1 Trading Plan.

7.8.
Prohibited Transactions

The transactions prohibited under Section 6 of this Policy, including among others short sales and hedging transactions, may not be carried out through a Rule 10b5-1 Trading Plan or other arrangement or trading instruction involving potential sales or purchases of the Company’s securities.

7.9.
Limitation on Liability

None of the Company, the Authorizing Officer, the CEO, the CFO, the Company’s other employees or consultants or any other person will have any liability for any delay in reviewing, or refusal of, a Rule 10b5-1 Trading Plan submitted pursuant to this Section 7 or a request for pre-clearance submitted pursuant to

Exhibit 11.1

Section 5. Notwithstanding any review of a Rule 10b5-1 Trading Plan pursuant to this Section 7 or pre-clearance of a transaction pursuant to Section 5 of this Policy, none of the Company, the Authorizing Officer, the CEO, the CFO, the Company’s other employees or consultants or any other persons assume any liability for the legality or consequences of such Rule 10b5-1 Trading Plan or transaction.

7.10.
Rule 10b5-1 Compliance

Notwithstanding anything to the contrary and any conflicting provisions (or lack thereof), this Policy will automatically be interpreted at all times to be consistent and require compliance with all requirements under Rule 10b5-1 and related laws, rules and regulations adopted by the SEC regarding “insider trading” (including, without limitation, any required disclosure of new and/or amended Rule 10b5-1 Trading Plans for certain insiders).

8.
PROHIBITION OF RECORDS FALSIFICATION AND FALSE STATEMENTS

Section 13(b)(2) of the Exchange Act requires companies subject to the Exchange Act to maintain proper internal books and records and to devise and maintain an adequate system of internal accounting controls. The SEC has supplemented the statutory requirements by adopting rules that prohibit (1) any person from falsifying records or accounts subject to the above requirements and (2) officers or directors from making any materially false, misleading or incomplete statement to any accountant in connection with any audit or filing with the SEC. These provisions reflect the SEC’s intent to discourage officers, directors and other persons with access to the Company’s books and records from taking action that might result in the communication of materially misleading financial information to the investing public.

9.
EXECUTION AND RETURN OF CERTIFICATION OF COMPLIANCE

After reading this Policy and on an annual basis, all officers, directors and key employees should execute and return to the Company’s General Counsel a certification of compliance in substantially the form attached hereto as Attachment A or in such other form as the Company’s General Counsel may deem appropriate.

____________________

Exhibit 11.1

Attachment A

OATLY GROUP AB

Annual Certification of Compliance

I, the undersigned, hereby certify that:

(a)
I have received, read and understood the Company’s Insider Trading Policy;
(b)
during the past year, I have complied with all provisions of the Insider Trading Policy, including but not limited to: (i) not engaging in any insider trading activities, (ii) adhering to all blackout periods and trading restrictions and (iii) seeking pre-clearance for any trades in the Company’s securities, if required;
(c)
I have not disclosed any material non-public information to unauthorized persons;
(d)
I have completed all required training sessions relating to insider trading laws and the Company policies; and
(e)
I have reported all personal trades in the Company’s securities as required by the Insider Trading Policy.

I understand that any violation of the Insider Trading Policy may result in disciplinary actions, including termination of employment.

Any capitalized terms used but not defined herein shall have the meanings ascribed to them in the Company’s Insider Trading Policy.

Signature:

Printed Name:

Title:

Date: